Exhibit 99.1

ITW to Acquire ZF TRW Engineered Fasteners and Components Business

GLENVIEW, Ill., Jan. 25, 2016 (GLOBE NEWSWIRE) - Illinois Tool Works Inc. (NYSE:ITW) today announced that it has reached a definitive agreement to acquire the Engineered Fasteners and Components business (EF&C) from ZF TRW for approximately $450 million.

EF&C, a leading global supplier of engineered fastening systems and interior technical components to the Automotive OEM market, generated revenues of approximately $470 million in 2015. Headquartered in Germany, the company operates 13 manufacturing facilities globally and employs approximately 3,500 people.

“The Engineered Fasteners and Components business will be a highly complementary addition to ITW’s Automotive OEM segment that will broaden our ability to serve our customers and further expand our long-term organic growth potential,” said ITW Executive Vice President Sundaram Nagarajan. “In addition, we believe there will be significant opportunity to enhance the performance of the business through the application of ITW’s 80/20 business process.”

ITW plans to fund a majority of the purchase with non-U.S. cash. Including all acquisition related non-cash costs, ITW expects the acquisition to be slightly accretive to earnings per share in the first 12 months and to generate long-term returns on invested capital at or above the company’s 20-plus percent target. Pending customary closing conditions and regulatory approvals, the transaction is expected to close in the first half of 2016.

ITW will discuss the acquisition in more detail on its previously announced quarterly earnings conference call for the fourth quarter and full-year 2015 on Wednesday, Jan. 27, 2016 at 9 a.m. CST.

Forward-looking statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding diluted income per share from continuing operations and return on invested capital. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2014 and Form 10-Q for the third quarter of 2015.

About ITW
ITW (NYSE:ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $14.5 billion in 2014. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW has nearly 50,000 dedicated colleagues in operations around the world who thrive in the company’s unique decentralized and entrepreneurial culture. To learn more about the company and the ITW Business Model, visit www.itw.com.